Exhibit 32
Certification Pursuant to 18 USC Section 1350,
as adopted pursuant to
Section 906 of the Sarbanes-Oxley Act of 2002
     The undersigned, the President and Chief Executive Officer and the Chief Financial Officer of First State Financial Corporation (the “Company”), each certify that, to such officer’s knowledge on the date of this certification:
(a)	The quarterly report of the Company for the period ending September 30, 2005 as filed with the Securities and Exchange Commission on this date fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(b)	The information contained in the report fairly presents, in all material respects, the financial condition and results of operation of the Company.

Date: November 9, 2005	By: /s/ Corey J. Coughlin

Corey J. Coughlin President and Chief Executive Officer

Date: November 9, 2005	By: /s/ Dennis Grinsteiner

Dennis Grinsteiner Chief Financial Officer